FIFTH AMENDMENT
TO
OPTION AGREEMENT

THIS FIFTH AMENDMENT TO OPTION AGREEMENT (this “Amendment” or the “Fifth Amendment”) is entered into as of this 16th day of January, 2012, by and between EXTREME NETWORKS, INC., a Delaware corporation (“Owner”), and EXTREME DEPOT LLC, a Delaware limited liability company (“Developer”), on the basis of the following facts, understandings and agreements. For purposes of this Amendment, Owner and Developer may be referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
A.    Owner and Trumark Companies LLC, a California limited liability company (“Trumark”) entered into that certain Option Agreement dated September 17, 2010 (the “Original Agreement”), as amended by that certain First Amendment to Option Agreement dated November 11, 2010, as amended by that certain Second Amendment to Option Agreement dated January 14, 2011, as amended by that certain Third Amendment to Option Agreement dated January 31, 2011, and as amended by that certain Fourth Amendment to Option Agreement (the “Fourth Amendment”) dated February 10, 2011 (as so amended, the “Agreement”). All capitalized terms used herein shall have the same meanings given such terms in the Agreement.
B.    Trumark subsequently assigned its rights under the Agreement to Developer as provided in the Fourth Amendment.
C.    Concurrently herewith, Developer and Owner have executed that certain Option Agreement (“Remainder Parcel Option Agreement”), pursuant to which Owner has granted Developer an option to acquire the Remainder Parcel, and agreed to sell the Remainder Parcel to Developer, subject to the terms and conditions set forth in such agreement.

D.    Owner and Developer now desire to amend the Agreement as set forth in this Amendment.
AGREEMENT
NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, Owner and Developer agree as follows:
1.Purchase Price. If the “Closing” on Developer’s acquisition of the Remainder Parcel under the Remainder Parcel Option Agreement occurs prior to, or concurrently with, the Closing on the Option Property under the Agreement, then the Purchase Price for the Option Property shall be Forty Eight Million Five Hundred Thousand and No/100 Dollars ($48,500,000.00) minus the purchase price paid to Owner for the Remainder Parcel.
2.    Entitlements.

(a)    Section 7.5(b) of the Original Agreement is hereby amended and restated as follows:

“(b)    Developer shall negotiate for a Development Agreement term that is customary and reasonable for similar developments within the City; provided, however, that Developer shall not be required to negotiate for a term that imposes additional or increased exactions on the developer or the Project.”

(b)    Section 7.5(d) of the Original Agreement is hereby deleted in its entirety and of no further force or effect.
(c)    Owner hereby acknowledges that Section 4.3(a)(i) of the Agreement has been satisfied in full.

(d)    Owner further acknowledges and agrees that Section 4(c) of the Fourth Amendment is hereby deleted in its entirety and of no further force or effect.

(e)    Owner hereby acknowledges that the Residential Map and the Final Map may be processed concurrently.

3.    Post Closing Construction. Section 10 of the Original Agreement shall automatically terminate upon the Closing under the Remainder Parcel Option Agreement; provided, however, that if Owner exercises its right to lease back the Remainder Parcel pursuant to the Remainder Parcel Option Agreement, Section 10 shall be effective during the term of such lease and shall terminate concurrently with the termination of the lease.

4.    Prorations. The following shall be added as Section 4.2(h) to the Escrow and Closing Agreement:

“(h)    Notwithstanding the foregoing provisions of this Section 4.2, to the extent that Developer or its affiliate is acquiring the Remainder Parcel concurrently with the Close of Escrow for the Option Parcel pursuant to this Agreement, then the provisions relating to allocation of property taxes, bonds and assessments between the Option Parcel and the Remainder Parcel shall not be applicable.”

5.    Effective Date of Termination. Notwithstanding the terms and provisions of the Agreement, in the event that Developer fails to take any action in a timely manner as required pursuant to the Agreement, and such failure would cause the termination of the Agreement pursuant to the terms thereof, Owner hereby acknowledges and agrees that the Agreement shall not terminate unless and until (a) Owner has provided written notice to Developer of the required action to be taken, and (b) Developer fails to take the required action within three (3) business days after receipt of written notice from Owner.
6.    Representations and Warranties.

(a) Section 8.3(a) of the Original Agreement shall be amended and restated in its entirety as follows:

“(a) If at or prior to the Closing, (i) Developer shall become aware (whether through its own efforts, by written notice from Owner or any other third party) that any of the representations or warranties made herein by Owner are untrue, inaccurate or incorrect in a material manner and shall give Owner notice thereof at or prior to the Closing, or (ii) Owner shall become aware that a representation or warranty made herein by Owner is untrue, inaccurate or incorrect in a material manner, including as a result of any subsequent acts, actions, notifications or events, then Owner shall give Developer notice thereof at or prior to the Closing, and Owner may elect, by written notice to Developer to delay the Closing Date for up to thirty (30) days (with no charge to Developer for any Extension Payment) in order to attempt to cure or correct such untrue, inaccurate or incorrect representation or warranty.”
(b) Section 8.4 of the Original Agreement shall be amended and restated in its entirety as follows:

“8.4    Developer's Remedies for Breach After Closing. If after Closing, Developer just becomes aware of a breach by Owner of Section 8.2 or Section 8.3(a)(ii), then the following provisions shall apply:
(a)    Notwithstanding anything else to the contrary in this Agreement, all liability of Owner for a breach of Section 8.2 or Section 8.3(a)(ii) shall terminate if no suit is filed within six (6) months following the Closing.
(b)    Further, Owner's liability for such breach shall be limited to Developer's actual, verifiable damages for out-of-pocket expenses associated with correcting or curing the matter that is the subject of the representation or warranty, not to exceed a total of $1,000,000.00; provided, however, that unless the total of said out-of-pocket expenses is greater than $50,000.00, Developer shall have no right to make a claim based on any breach of Owner’s representations and warranties, and Developer hereby waives the same.”
7.    Notices. Any notices sent to Developer pursuant to Section 13 of the Agreement shall also be sent to Resmark Equity Partners, 10880 Wilshire Boulevard, Suite 1420, Los Angeles, California 90024, Attention: Mr. Robert N. Goodman.
8.    Effective Date. This Amendment shall become effective on the date that Developer delivers the Due Diligence Appraisal Notice pursuant to the Remainder Parcel Option Agreement. In the event that Developer fails to deliver the Due Diligence Approval Notice in a timely manner, then this Amendment (after the expiration of all notice and cure periods) shall automatically terminate and be of no further force and effective.

9.    Miscellaneous. This Amendment shall be determined as to its validity, construction, effect and enforcement under the laws of the State of California. The parties agree that the Agreement, as amended hereby, remains in full force and effect, enforceable in accordance with its terms. This Amendment may be executed and delivered in multiple counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment. Owner and each individual signing this Amendment on behalf of Owner represents and warrants that they are duly authorized to sign on behalf of and to bind Owner and that this Amendment is a duly authorized, binding and enforceable obligation of Owner. Developer and each individual signing this Amendment on behalf of Developer represents and warrants that they are duly authorized to sign on behalf of and to bind Developer and that this Amendment is a duly authorized, binding and enforceable obligation of Developer.

[signatures on next page]

IN WITNESS WHEREOF, the Developer and Owner hereto have executed this Amendment as of the day and year first above written.

“Developer”	“Owner”
EXTREME DEPOT LLC, a Delaware limited liability company
BY: Trumark Companies LLC, a California
limited liability company, its managing member
By: _________________________
Name: _______________________
Title: ________________________
EXTREME NETWORKS, INC., a Delaware corporation By:______________________________ Name: ___________________________ Title:_____________________________

By:______________________________
BY: Trumark Companies LLC, a California	Name: ___________________________
limited liability company, its managing member	Title:_____________________________

By: _________________________
Name: _______________________
Title: ________________________